Exhibit 99.1

OCEAN POWER TECHNOLOGIES, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK

PENNINGTON, NEW JERSEY, OCTOBER 18, 2017 — OCEAN POWER TECHNOLOGIES, INC. (NASDAQ: OPTT) (“OPT” OR THE “COMPANY”) announced today that it intends to offer shares of its common stock for sale in an a best efforts public offering. The Company intends to use the net proceeds from this offering for working capital and to fund other general corporate purposes. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Aegis Capital Corp. is acting as the sole placement agent for the offering.

The shares described above are being offered by the Company pursuant to a shelf registration statement (File No. 333-209517) that was previously filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website located at www.sec.gov.  Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocean Power Technologies, Inc.

Headquartered in Pennington, New Jersey, OPT is a leader in ocean wave energy conversion. OPT’s proprietary PowerBuoy® technology is based on a scalable and modular design. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and management technology.

Cautionary Statement Regarding Forward Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the preliminary prospectus supplement, the accompanying prospectus, and the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact:

Company Contact:

Matthew T. Shafer,

Chief Financial Officer of OPT

Phone: 609-730-0400

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461